EXHIBIT 99.1

Steel Partners Holdings Reports Third Quarter Financial Results and
Declares Quarterly Distribution on its Series A Preferred Units

Third Quarter 2023 Results

•Revenue was $492.3 million, an increase of 15.6% as compared to the same period in the prior year
•Net income was $27.9 million, a decrease of 23.4% as compared to the same period in the prior year
•Net income attributable to common unitholders was $25.6 million, or $1.14 per diluted common unit
•Adjusted EBITDA* decreased to $44.5 million from $60.2 million for the same period in the prior year; Adjusted EBITDA margin* was 9.0%
•Net cash used in operating activities was $66.2 million
•Adjusted free cash flow* totaled $85.5 million
•Total debt at quarter-end was $187.2 million; net debt,* which includes, among other items, pension and preferred unit liabilities, and long-term investments was $29.5 million

YTD 2023 Results

•Revenue was $1,438.6 million, an increase of 13.0% as compared to the same period in the prior year
•Net income was $111.3 million, a decrease of 16.4% as compared to the same period in the prior year
•Net income attributable to common unitholders was $109.6 million, or $4.68 per diluted common unit
•Adjusted EBITDA* decreased to $181.2 million from $183.8 million for the same period in the prior year; Adjusted EBITDA margin* was 12.6%
•Net cash used in operating activities was $11.7 million
•Adjusted free cash flow* was $148.4 million

NEW YORK, N.Y., November 9, 2023 - Steel Partners Holdings L.P. (NYSE: SPLP) (the “Company”), a diversified global holding company, today announced operating results for the third quarter ended September 30, 2023. The financial results of Steel Connect, Inc. ("Steel Connect" or "STCN") have been included in the Company's consolidated financial statements since the exchange transaction on May 1, 2023.

Q3 2023	Q3 2022	($ in thousands)	YTD 2023	YTD 2022
$492,254	$425,673	Revenue	$1,438,550	$1,272,826
27,887	36,428	Net income	111,305	133,082
25,572	36,317	Net income attributable to common unitholders	109,568	132,960
44,464	60,167	Adjusted EBITDA*	181,201	183,785
9.0%	14.1%	Adjusted EBITDA margin*	12.6%	14.4%
13,116	11,718	Purchases of property, plant and equipment	36,667	30,188
85,536	48,011	Adjusted free cash flow*	148,393	116,012
*See reconciliations to the nearest GAAP measure included in the financial tables. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of these non-GAAP measures.

"Steel Partners continues to deliver strong results driven by increased revenue in our Financial Services segment and favorable impact from the newly acquired Supply Chain segment," said Executive Chairman Warren Lichtenstein. "We have seen erosion of both income and EBITDA year over year, and our management team is focused on reducing costs and expenses. We continue to strategically deploy our capital, and we are thrilled to bring online our brand new, state-of-the-art plant for Lucas Milhaupt in Cudahy, Wisconsin, which is part of our Diversified Industrial segment."

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2023 and 2022 (unaudited)

(Dollar amounts in table and commentary in thousands, unless otherwise indicated)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$492,254	$425,673	$1,438,550	$1,272,826
Cost of goods sold	283,285	273,657	833,977	830,640
Selling, general and administrative expenses	124,934	93,634	376,252	280,599
Asset impairment charges	—	2,449	329	2,884
Interest expense	4,115	5,110	15,934	14,452
Realized and unrealized (gains) losses on securities, net	(8,665)	(3,641)	(6,151)	22,570
Gain from sale of business	—	(295)	—	(85,480)
All other expense, net*	58,539	9,736	96,667	16,056
Total costs and expenses	462,208	380,650	1,317,008	1,081,721
Income from operations before income taxes and equity method investments	30,046	45,023	121,542	191,105
Income tax (benefit) provision	(981)	9,211	(1,707)	56,256
Loss (income) of associated companies, net of taxes	3,140	(616)	11,944	1,767
Net income	$27,887	$36,428	$111,305	$133,082
* includes finance interest, provision for loan losses, and other expense from the consolidated statements of operations

Revenue

Revenue for the three months ended September 30, 2023 increased $66,581, or 15.6%, as compared to the same period last year, as a result of higher revenue from Financial Services and favorable impact from the recently added Supply Chain segment, partially offset by lower sales from the Diversified Industrial segment and lower revenue from the Energy segment.

Revenue for the nine months ended September 30, 2023 increased $165,724, or 13.0%, as compared to the same period last year, as a result of higher revenue from both Financial Services and Energy segments, as well as favorable impact of the recently added Supply Chain segment, partially offset by lower sales from the Diversified Industrial segment including the impact from the divestiture of the SLPE business in April 2022.

Cost of Goods Sold

Cost of goods sold for the three months ended September 30, 2023 increased $9,628, or 3.5%, as compared to the same period last year, resulting from the recently added Supply Chain segment, partially offset by lower sales from the Diversified Industrial segment, primarily from its Building Materials business unit and lower revenue volume from the Energy segment.

Cost of goods sold for the nine months ended September 30, 2023 increased $3,337, or 0.4%, as compared to the same period last year, resulting from the recently added Supply Chain segment and higher revenue from the Energy segment, partially offset by lower sales discussed above from the Diversified Industrial segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended September 30, 2023 increased $31,300, or 33.4%, as compared to the same period last year. The increase was primarily due to higher expenses from the Financial Services segment of $17,800 and Diversified Industrial segment of $4,800, and impact of the recently added Supply Chain segment of $7,100,. The increase for the Financial Services segment was primarily due to higher credit performance fees due to higher credit risk transfer ("CRT") balances and higher personnel expenses related to incremental headcount. The higher expenses from the Diversified Industrial segment was primarily driven by higher personnel costs.

SG&A for the nine months ended September 30, 2023 increased $95,653, or 34.1%, as compared to the same period last year. The increase was primarily driven by higher SG&A expenses from the Financial Services segment of $68,800 as discussed above and Diversified Industrial segment of approximately $18,700, primarily due to higher personnel costs for the nine months ended September 30, 2023, despite the impact of the divestiture of SLPE business of $5,000, as well as the recently added Supply Chain segment of $15,900 as mentioned above, partially offset by lower Corporate SG&A expenses of $8,400 due primarily to lower legal fees as compared to the last year period.

Asset Impairment Charges

An impairment charge of $329 was recognized during the nine months ended September 30, 2023, related to a piece of unused equipment in the Building Materials business unit from the Diversified Industrial segment. The Company recorded asset impairment charges of $2,449 and $2,884 for the three and nine months ended September 30, 2022, respectively, primarily related to the implementation costs of an ERP project associated with the Kasco business unit from the Diversified Industrial segment.

Interest Expense

Interest expense decreased $995, or 19.5% and increased $1,482 or 10.3% for the three and nine months ended September 30, 2023, respectively, as compared to the same periods last year. The decrease for the three month period was primarily driven by lower average debt level, partially offset by higher average interest rates. The increase for the nine month period was primarily due to higher average interest rates, partially offset by lower average debt level.

Realized and Unrealized (Gains) Losses on Securities, Net

The Company recognized gains of $8,665 for the three months ended September 30, 2023, as compared to gains of $3,641 in the same period of 2022. The Company recorded gains of $6,151 for the nine months ended September 30, 2023, as compared to losses of $22,570 in the same period of 2022. These gains and losses were due to unrealized gains and losses related to the mark-to-market adjustments on the Company's portfolio of securities.

All Other Expense, Net

All other expense, net totaled $58,539 for the three months ended September 30, 2023, as compared to $9,736 in the same period of 2022 and $96,667 for the nine months ended September 30, 2023, as compared to $16,056 in the same period of 2022. The incremental all other expense, net for the three and nine months ended September 30, 2023 was primarily due to higher provisions for credit losses of $30,376 and $36,221 and finance interest expense of $17,601 and $46,888 related to the Financial Service segment, as compared to the same periods of 2022, respectively.

Income Tax (Benefit) Provision

The Company recorded an income tax benefit of $981 for the three months ended September 30, 2023 and an income tax provision of $9,211 for the same period in 2022. The Company recorded an income tax benefit of $1,707 for the nine months ended September 30, 2023 and an income tax provision of $56,256 for the same period in 2022. The Company's effective tax rate was (1.4)% and 29.4% for the nine months ended September 30, 2023 and 2022, respectively. The lower effective tax rate for the nine months ended September 30, 2023 is primarily due to the change in U.S. income tax expense related to unrealized gains and losses on investments and the deferred tax movements resulting from the addition of Steel Connect. As a limited partnership, the Company is generally not responsible for federal and state income taxes, and its profits and losses are passed directly to its limited partners for inclusion in their respective income tax returns. Provisions have been made for federal, state, local or foreign income taxes on the results of operations generated by our consolidated subsidiaries that are taxable entities. Significant differences between the statutory rate and the effective tax rate include partnership losses for which no tax benefit is recognized, tax expense related to unrealized gains and losses on investment, state taxes, changes in deferred tax valuation allowances, deferred tax movements resulting from the addition of Steel Connect in an exchange transaction and other permanent differences.

Loss (income) of Associated Companies, Net of Taxes

The Company recorded losses from associated companies, net of taxes, of $3,140 and $11,944 for the three and nine months ended September 30, 2023, respectively, as compared to income from associated companies, net of taxes, of $616 and loss from associated companies, net of taxes, of $1,767 for the three and nine months ended September 30, 2022, respectively. The fluctuations for these periods were primarily due to the changes in fair value of the Company's investment in Steel Connect. The net of tax loss for the three month ended September 30, 2023 was related to the Company's PCS-Mosaic investment based on the most recent valuation analysis.

Purchases of Property, Plant and Equipment (Capital Expenditures)

Capital expenditures for the three and nine months ended September 30, 2023 totaled $13,116, or 2.7% of revenue and $36,667, or 2.5% of revenue, respectively as compared to $11,718, or 2.8% of revenue and $30,188, or 2.4% of revenue, respectively, in the same periods of 2022.

Common Units Repurchase Program

During the three months ended September 30, 2023, the Company repurchased 111,118 common units for $4,891. From the inception of the Repurchase Program the Company has purchased 7,800,608 common units for an aggregate price of approximately $164,086. As of September 30, 2023, there were approximately 969,632 common units that may yet be purchased under the Repurchase Program.

Additional Non-GAAP Financial Measures

Adjusted EBITDA was $44,464 for the three months ended September 30, 2023, as compared to $60,167 for the same period of 2022 and $181,201 for the nine months ended September 30, 2023, as compared to $183,785 for the same period of 2022. Adjusted EBITDA decreased by $15,703 and $2,584 for the three and nine months ended September 30, 2023, respectively. The decrease for the three month period was primarily due to 1) higher credit loss provisions and finance interest, as well as higher personnel costs, partially offset by higher revenue impact at the Financial Services segment; 2) lower profit at both Diversified Industrial and Energy segments driven by lower sales; 3) favorable impact from the newly acquired Supply Chain segment; and 4) lower SG&A costs from Corporate as compared to the same period of 2022. The decrease for the nine month period was primarily due to lower profit from the Diversified Industrial segment driven by lower sales, largely offset by 1) lower SG&A costs from Corporate; 2) favorable impact from the newly acquired Supply Chain segment; 3) higher revenue at the Financial Services segment that was partially offset by higher finance interest and credit loss provisions, as well as higher personnel costs; and 4) strong revenue at the Energy segment primarily resulting from higher volume and favorable pricing, as compared to the same period of 2022. For the three and nine months ended September 30, 2023, adjusted free cash flow were $85,536 and $148,393, as compared to $48,011 and $116,012, respectively for the same periods in 2022.

Liquidity and Capital Resources

As of September 30, 2023, the Company had approximately $403,500 in availability under its senior credit agreement, as well as $356,299 in cash and cash equivalents, excluding WebBank cash, and approximately $39,373 in long-term investments.

As of September 30, 2023, total debt was $187,184, an increase of approximately $6,860, as compared to December 31, 2022. As of September 30, 2023, net debt totaled $29,456, a decrease of approximately $18,175, primarily driven by the change of long term investments for the 2023 period. Total leverage (as defined in the Company's senior credit agreement) was approximately 1.4x as of both September 30, 2023 and December 31, 2022.

Quarterly Cash Distribution on Series A Preferred Units

On November 9, 2023, the Company's board of directors declared a regular quarterly cash distribution of $0.375 per unit, payable December 15, 2023, to unitholders of record as of December 1, 2023, on its 6% Series A Preferred Units, no par value ("Series A Preferred").

Any future determination to declare distributions on its units of Series A Preferred, and any determination to pay such distributions in cash or in kind, or a combination thereof, will remain at the discretion of Steel Partners' board of directors and will be dependent upon a number of factors, including the Company's results of operations, cash flows, financial position, and capital requirements, among others.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports. At Steel Partners, our culture and core values of Teamwork, Respect, Integrity, and Commitment guide our Kids First purpose, which is to forge a path of success for the next generation by instilling values, building character, and teaching life lessons through sports.

(Financial Tables Follow)

Consolidated Balance Sheets (unaudited)

(in thousands, except common units)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$562,149	$234,448
Trade and other receivables - net of allowance for doubtful accounts of $2,325 and $2,414, respectively	234,080	183,861
Loans receivable, including loans held for sale of $776,060 and $602,675, respectively, net	1,443,166	1,131,745
Inventories, net	214,846	214,084
Prepaid expenses and other current assets	43,618	41,090
Total current assets	2,497,859	1,805,228
Long-term loans receivable, net	475,159	423,248
Goodwill	148,629	125,813
Other intangible assets, net	118,346	94,783
Other non-current assets	348,678	195,859
Property, plant and equipment, net	249,269	238,510
Operating lease right-of-use assets	73,916	42,711
Long-term investments	39,373	309,697
Total Assets	$3,951,229	$3,235,849
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$131,886	$109,572
Accrued liabilities	137,979	112,744
Deposits	1,722,254	1,360,477
Short-term debt	195	685
Current portion of long-term debt	67	67
Other current liabilities	95,435	65,598
Total current liabilities	2,087,816	1,649,143
Long-term deposits	377,232	208,004
Long-term debt	186,922	179,572
Other borrowings	20,309	41,682
Preferred unit liability	154,250	152,247
Accrued pension liabilities	83,694	84,948
Deferred tax liabilities	5,973	41,055
Long-term operating lease liabilities	60,185	35,512
Other non-current liabilities	39,876	42,226
Total Liabilities	3,016,257	2,434,389
Commitments and Contingencies
Capital:
Partners' capital common units: 21,304,915 and 21,605,093 issued and outstanding (after deducting 18,359,295 and 17,904,679 units held in treasury, at cost of $328,985 and $309,257), respectively	1,038,447	952,094
Accumulated other comprehensive loss	(152,911)	(151,874)
Total Partners' Capital	885,536	800,220
Noncontrolling interests in consolidated entities	49,436	1,240
Total Capital	934,972	801,460
Total Liabilities and Capital	$3,951,229	$3,235,849

Consolidated Statements of Operations (unaudited)

(in thousands, except common units and per common unit data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Diversified Industrial net sales	$299,098	$312,200	$918,570	$986,113
Energy net revenue	46,742	51,409	145,220	136,750
Financial Services revenue	106,405	62,064	304,570	149,963
Supply Chain revenue	40,009	—	70,190	—
Total revenue	492,254	425,673	1,438,550	1,272,826
Costs and expenses:
Cost of goods sold	283,285	273,657	833,977	830,640
Selling, general and administrative expenses	124,934	93,634	376,252	280,599
Asset impairment charges	—	2,449	329	2,884
Finance interest expense	22,371	4,770	54,494	7,606
Provision for credit losses	36,969	6,593	47,979	11,758
Gain from sale of business	—	(295)	—	(85,480)
Interest expense	4,115	5,110	15,934	14,452
Realized and unrealized (gains) losses on securities, net	(8,665)	(3,641)	(6,151)	22,570
Other income, net	(801)	(1,627)	(5,806)	(3,308)
Total costs and expenses	462,208	380,650	1,317,008	1,081,721
Income from operations before income taxes and equity method investments	30,046	45,023	121,542	191,105
Income tax (benefit) provision	(981)	9,211	(1,707)	56,256
Loss (income) of associated companies, net of taxes	3,140	(616)	11,944	1,767
Net income	27,887	36,428	111,305	133,082
Net (income) loss attributable to noncontrolling interests in consolidated entities	(2,315)	(111)	(1,737)	(122)
Net income attributable to common unitholders	$25,572	$36,317	$109,568	$132,960
Net income per common unit - basic
Net income attributable to common unitholders	$1.20	$1.57	$5.10	$5.85
Net income per common unit - diluted
Net income attributable to common unitholders	$1.14	$1.45	$4.68	$5.26
Weighted-average number of common units outstanding - basic	21,298,871	23,147,644	21,495,689	22,737,902
Weighted-average number of common units outstanding - diluted	25,081,210	27,245,770	25,360,324	27,038,551

Supplemental Balance Sheet Data (September 30, 2023 unaudited)

(in thousands, except common and preferred units)	September 30,	December 31,
	2023	2022
Cash and cash equivalents	$562,149	$234,448
WebBank cash and cash equivalents	205,850	174,257
Cash and cash equivalents, excluding WebBank	$356,299	$60,191
Common units outstanding	21,304,915	21,605,093
Preferred units outstanding	6,422,128	6,422,128

Supplemental Non-GAAP Disclosures (unaudited)

Adjusted EBITDA Reconciliation:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$27,887	$36,428	$111,305	$133,082
Income tax (benefit) provision	(981)	9,211	(1,707)	56,256
Income before income taxes	26,906	45,639	109,598	189,338
Add (Deduct):
Loss (income) of associated companies, net of taxes	3,140	(616)	11,944	1,767
Realized and unrealized (gains) losses on securities, net	(8,665)	(3,641)	(6,151)	22,570
Interest expense	4,115	5,110	15,934	14,452
Depreciation	10,255	9,118	29,222	28,636
Amortization	4,438	3,583	12,211	11,576
Asset impairment charge	—	2,449	329	2,884
Non-cash pension expense (income)	2,979	(1,799)	8,948	(5,405)
Non-cash equity-based compensation	599	369	1,007	842
Gain from sale of business	—	(295)	—	(85,480)
Other items, net	697	250	(1,841)	2,605
Adjusted EBITDA	$44,464	$60,167	$181,201	$183,785

Total revenue	$492,254	$425,673	$1,438,550	$1,272,826
Adjusted EBITDA margin	9.0%	14.1%	12.6%	14.4%

Net Debt Reconciliation:

(in thousands)	September 30,	December 31,
	2023	2022
Total debt	$187,184	$180,324
Accrued pension liabilities	83,694	84,948
Preferred unit liability	154,250	152,247
Cash and cash equivalents, excluding WebBank	(356,299)	(60,191)
Long-term investments	(39,373)	(309,697)
Net debt	$29,456	$47,631

Adjusted Free Cash Flow Reconciliation:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash used in operating activities	$66,186	$42,337	$11,675	$(58,524)
Purchases of property, plant and equipment	(13,116)	(11,718)	(36,667)	(30,188)
Net increase in loans held for sale	32,466	17,392	173,385	204,724
Adjusted free cash flow	$85,536	$48,011	$148,393	$116,012

Segment Results (unaudited)

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Diversified Industrial	$299,098	$312,200	$918,570	$986,113
Energy	46,742	51,409	145,220	136,750
Financial Services	106,405	62,064	304,570	149,963
Supply Chain	$40,009	$—	$70,190	$—
Total revenue	$492,254	$425,673	$1,438,550	$1,272,826

Income (loss) before interest expense and income taxes:
Diversified Industrial	$14,756	$27,500	$61,015	$183,534
Energy	5,968	6,383	15,239	14,012
Financial Services	(2,588)	17,135	48,246	44,771
Supply Chain	4,011	—	5,846	—
Corporate and other	8,874	(269)	(4,814)	(38,527)
Income before interest expense and income taxes:	31,021	50,749	125,532	203,790
Interest expense	4,115	5,110	15,934	14,452
Income tax (benefit) provision	(981)	9,211	(1,707)	56,256
Net income	$27,887	$36,428	$111,305	$133,082

(Income) loss of associated companies, net of taxes:
Corporate and other	$3,140	$(616)	$11,944	$1,767
Total	$3,140	$(616)	$11,944	$1,767

Segment depreciation and amortization:
Diversified Industrial	$10,257	$9,875	$30,333	$31,628
Energy	2,740	2,536	7,732	7,700
Financial Services	205	131	630	392
Supply Chain	1,324	—	2,234	—
Corporate and other	167	159	504	492
Total depreciation and amortization	$14,693	$12,701	$41,433	$40,212

Segment Adjusted EBITDA:
Diversified Industrial	$33,581	$37,504	$100,370	$129,481
Energy	7,971	8,873	22,517	21,538
Financial Services	(4,412)	17,101	47,573	44,300
Supply Chain	5,935	—	8,806	—
Corporate and other	1,389	(3,311)	1,935	(11,534)
Total Adjusted EBITDA	$44,464	$60,167	$181,201	$183,785

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the SEC, including "Adjusted EBITDA," "Adjusted EBITDA Margin," "Net Debt" and "Adjusted Free Cash Flow." The Company is presenting these non-GAAP financial measurements because it believes that these measures provide useful information to investors about the Company's business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on securities, and excludes certain non-recurring and non-cash items. The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue. The Company defines Net Debt as the sum of total debt, accrued pension liabilities and preferred unit liability, less the sum of cash and cash equivalents (excluding those used in WebBank's banking operations), and long-term investments. The Company defines Adjusted Free Cash Flow as net cash provided by or used in operating activities of continuing operations less the sum of purchases of property, plant and equipment, and net increases or decreases in loans held for sale. The Company believes these measures are useful to investors because they are measures used by the Company's Board of Directors and management to evaluate its ongoing business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as internal profitability measures, as components in assessing liquidity and evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as elements in determining executive compensation.

However, the measures are not measures of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from these measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measurements should not be considered substitutes for net income or loss, total debt, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;
•Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;
•Adjusted EBITDA does not reflect the Company's interest expense;
•Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;
•Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;
•Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation;
•Adjusted EBITDA does not include amounts related to noncontrolling interests in consolidated entities;
•Adjusted EBITDA does not include certain other non-recurring and non-cash items; and
•Adjusted EBITDA does not include the Company's discontinued operations.

In addition, Net Debt assumes the Company's cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments are immediately convertible in cash and can be used to reduce outstanding debt without restriction at their recorded fair value, while Adjusted Free Cash Flow excludes net increases or decreases in loans held for sale, which can vary significantly from period-to-period since these loans are typically sold after origination and thus represent a significant component in WebBank's operating cash flow requirements.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and using these measures only as supplemental information. The Company believes that consideration of Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Adjusted Free Cash Flow, together with a careful review of its U.S. GAAP financial measures, is a well-informed method of analyzing SPLP. Because Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Adjusted Free Cash Flow are not measurements determined in accordance with U.S. GAAP and are susceptible to varying calculations, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Adjusted Free Cash Flow, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions. These forward-looking statements are only predictions based upon the Company's current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2023 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: disruptions to the Company’s business as a result of economic downturns; the negative impact of inflation, raw material price increases and supply chain disruptions; the significant volatility of crude oil and commodity prices, including from the ongoing Russia-Ukraine war or the disruptions caused by the ongoing conflict between Israel and Hamas; the effects of rising interest rates; the Company’s subsidiaries’ sponsor defined pension plans, which could subject the Company to future cash flow requirements; the ability to comply with legal and regulatory requirements, including environmental, health and safety laws and regulations, banking regulations and other extensive requirements to which the Company and its businesses are subject; risks associated with the Company’s wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation ("FDIC") status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company's senior credit facility through future cash flows or financings; the risk of recent events affecting the financial services industry, including the closures or other failures of several large banks; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company's business strategy to make acquisitions, including in connection with the Company’s recent majority investment in the Supply Chain segment; the impact of losses in the Company's investment portfolio; the Company’s ability to protect its intellectual property rights and obtain or retain licenses to use others' intellectual property on which the Company relies; the Company’s exposure to risks inherent to conducting business outside of the U.S.; the impact of any changes in U.S. trade policies; the adverse impact of litigation or compliance failures on the Company's profitability; a significant disruption in, or breach in security of, the Company’s technology systems or protection of personal data; the loss of any significant customer contracts; the Company’s ability to maintain effective internal control over financial reporting; the rights of unitholders with respect to voting and maintaining actions against the Company or its affiliates; potential conflicts of interest arising from certain interlocking relationships amount us and affiliates of the Company’s Executive Chairman; the Company’s dependence on the Manager and impact of the management fee on the Company’s total partners’ capital; the impact to the development of an active market for the Company’s units due to transfer restrictions and other factors; the Company’s tax treatment and its subsidiaries’ ability to fully utilize their tax benefits; the potential negative impact on our operations of changes in tax rates, laws or regulations, including U.S. government tax reform; the loss of essential employees; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com